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OFFICER’S CERTIFICATE

For the period January 1, 2018 Through December 31, 2018

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C21,

Commercial Mortgage Pass-Through Certificates, Series 2015-C21

As authorized Officer of TRIMONT REAL ESTATE ADVISORS, LLC f/k/a Trimont Real Estate Advisors, Inc., the “Subservicer” under that certain Subservicing Agreement dated as of February 1, 2015, between Subservicer and KeyBank National Association (the “Agreement”), and with respect to the preceding calendar period, a review of the activities of Subservicer, as during the period and its performance under this Agreement has been made under such Officer's supervision.

To the best of such Officer's knowledge, based on such review, the Subservicer has fulfilled its obligations under the Agreement in all material respects throughout such period.

Date: February 27, 2019

TRIMONT REAL ESTATE ADVISORS, LLC

By: /s/ Mike Dillon

Mike Dillon

Authorized Signatory

One Alliance Center

3500 Lenox Road #G1

Atlanta. GA 30326